UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant

Filed by a party other than the Registrant

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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

NATIONAL HOME HEALTH CARE CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NATIONAL HOME HEALTH CARE CORP.
700 White Plains Road
Scarsdale, New York 10583

_________________

May 16, 2007

To the Shareholders of
NATIONAL HOME HEALTH CARE CORP.:

        On or about April 25, 2007, we mailed to you a definitive proxy statement relating to a special meeting of shareholders of National Home Health Care Corp. (which we refer to as NHHC) scheduled to be held May 17, 2007 to consider a proposal to approve the merger of AG Home Health Acquisition Corp. with and into NHHC, which we refer to as the merger, and the Agreement and Plan of Merger, dated November 28, 2006, as amended (which we refer to as the merger agreement), among NHHC, AG Home Health Acquisition Corp. (which we refer to as the Acquisition Corp.) and AG Home Health LLC (which we refer to as the Parent) and (ii) a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

        On May 9, 2007, the parties entered into an Amended and Restated Agreement and Plan of Merger (which we refer to as the amended merger agreement). The amended merger agreement has the effect of, among other things, increasing the cash merger consideration to $12.50 per share from $11.50 per share; deleting the closing condition with respect to the EBITDA of NHHC; providing for an outside termination date of October 15, 2007; adding a provision for the reimbursement of expenses incurred by the Acquisition Corp. or Parent to a maximum of $1,500,000, which reimbursements are payable under the circumstances in which the break up fee is payable; providing NHHC’s special committee and board of directors three (3) business days (which was previously ten (10)) to consider unsolicited other proposals; and adding the condition that the special meeting of shareholders of NHHC be adjourned and held no later than May 29, 2007. If the merger is completed, you, as a holder of our common shares, will be entitled to receive $12.50 in cash, without interest and less any applicable withholding taxes, in exchange for each share you own.

        Our board of directors, upon the recommendation of its special committee, approved the merger, the amended merger agreement and the other transactions contemplated thereby and has declared the same advisable and in the best interests of NHHC and our shareholders. Our board of directors recommends that you vote “FOR” the approval of the merger and the amended merger agreement. Our board of directors also recommends that you vote “FOR” the approval of any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the amended merger agreement if there are not sufficient votes for adoption of the amended merger agreement at the special meeting.

        The time and location of the special meeting of our shareholders have not changed; however, on May 17, 2007 NHHC intends to ask the stockholders to approve the adjournment of the special meeting to May 29, 2007 at 10:00 a.m., local time. The special meeting will be held at the offices of Troutman Sanders LLP, the Chrysler Building, 405 Lexington Avenue, New York, New York 10174. The record date has not changed. Only shareholders who owned common shares of NHHC at the close of business on March 20, 2007, the record date for the special meeting, will be entitled to vote.

        The merger cannot occur unless the amended merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of outstanding common stock entitled to vote at the special meeting. At the request of Acquisition Corp. and the Parent and still as a condition to the willingness of

Acquisition Corp. and the Parent to enter into the merger agreement and to amend the merger agreement, Frederick H. Fialkow, Chairman of the Board of NHHC, and Bernard Levine, M.D., a director of NHHC, who collectively own approximately 49.4% of the outstanding common shares as of the record date, have agreed in writing to vote in favor of the amended merger agreement proposal, unless NHHC receives a superior proposal (as defined in the amended merger agreement) and the amended merger agreement is terminated or the Parent exercises its option to cause the NHHC board of directors to submit the amended merger agreement to the shareholders of NHHC in accordance with the terms of the amended merger agreement.

        Whether or not you plan to attend the special meeting and if you have not already done so, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided or by delivering your proxy via telephone or via the Internet as described in the instructions to the enclosed proxy card. If you sign, date and return your proxy card or deliver your proxy via telephone or via the Internet without indicating how you want to vote, your proxy will be counted as a vote “FOR” adoption of the amended merger agreement and “FOR” the approval of any adjournment of the special meeting. If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to change your vote. You may revoke your proxy at any time before it is voted by submitting a written revocation of your proxy or a later-dated proxy to the Secretary of NHHC, by attending the special meeting and voting in person or by submitting a proxy on a later date via telephone or via the Internet. However, if you do not return the proxy, vote in person at the special meeting or deliver your proxy via telephone or via the Internet, the effect will be the same as a vote against the amended merger agreement and will have no effect on any proposal to adjourn the special meeting. If you have any questions or require assistance voting your shares, please call Robert P. Heller at 914 722-9000.

        On behalf of the board of directors, I thank you for your continued support.

Sincerely, Frederick H. Fialkow Chairman of the Board of Directors

TABLE OF CONTENTS

INTRODUCTION	S-1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	S-1

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	S-5

ADDITIONAL INFORMATION ABOUT THE MERGER	S-5

SUMMARY OF THE AMENDMENT AND RESTATEMENT OF THE AGREEMENT AND PLAN OF MERGER	S-10

WHERE YOU CAN FIND MORE INFORMATION	S-11

APPENDIX A - AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER DATED AS OF MAY 9, 2007 BY AND
AMONG NATIONAL HOME HEALTH CARE CORP., AG HOME HEALTH ACQUISITION CORP. AND AG HOME HEALTH LLC	A-1

i

NATIONAL HOME HEALTH CARE CORP.
700 White Plains Road
Scarsdale, New York 10583

_________________

PROXY SUPPLEMENT NO. 1

INTRODUCTION

        Except as described in this proxy supplement, the information provided in the definitive proxy statement dated April 20, 2007, which we refer to in this proxy supplement as the definitive proxy statement, previously mailed to shareholders of National Home Health Care Corp., which we refer to as NHHC, on or about April 25, 2007, continues to apply. To the extent that information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this proxy supplement is more current. The definitive proxy statement may be found on the Internet at www.sec.gov. See the section entitled “Where You Can Find More Information” beginning on page S-11 of this proxy supplement. In this proxy supplement, the terms “we,” “us,” “our,” “the company” and “NHHC” refer to National Home Health Care Corp. and, where appropriate, its subsidiaries, and the term “merger agreement” means the merger agreement prior to giving effect to the Amended and Restated Agreement and Plan of Merger, dated May 9, 2007 or after giving effect to such agreement as the context requires.

        This proxy supplement is being mailed to NHHC shareholders who are entitled to vote at the special meeting of shareholders being held to consider a proposal to approve the merger of Acquisition Corp. with and into NHHC, which we refer to as the merger, and the Amended and Restated Agreement and Plan of Merger, dated May 9, 2007, which we refer to as the amended and restated merger agreement, among NHHC, AG Home Health Acquisition Corp., which we refer to as Acquisition Corp., and AG Home Health LLC, which we refer to as the Parent, and a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the amended and restated merger agreement. All holders of record of NHHC’s common shares at the close of business on March 20, 2007, the record date, are entitled to vote at the special meeting and any adjournments or postponements thereof. NHHC intends to mail this proxy supplement and the accompanying proxy card on or about May 17, 2007 to all shareholders entitled to vote.

        We urge you to read this proxy supplement carefully, together with the definitive proxy statement. The information contained in this proxy supplement replaces and supersedes any inconsistent information in the definitive proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers briefly address some questions that you may have regarding the special meeting and the proposed merger described in the definitive proxy statement and this proxy supplement. These questions and answers may not address all questions that may be important to you as a shareholder and they are in addition to, and should be read in conjunction with, the questions and answers set forth in the definitive proxy statement. Furthermore, please refer to the more detailed information contained elsewhere in this proxy supplement and the definitive proxy statement, as well as the additional documents to which each of them refers or which each of them incorporates by reference, including the Agreement and Plan of Merger, dated November 28, 2006, and Amendment No. 1 to the Agreement and Plan of Merger, dated April 2, 2007, copies of which are attached to the definitive proxy statement as Appendix A and Appendix M, respectively, and the Amended and Restated Agreement and Plan of Merger, dated May 9, 2007, a copy of which is attached to this proxy supplement as Appendix A.

Q:    Why am I receiving this proxy supplement to the definitive proxy statement dated April 20, 2007?

A:    We sent you this supplement to the definitive proxy statement because, on May 9, 2007, NHHC, Acquisition Corp. and the Parent amended and restated the merger agreement. This proxy supplement provides information about changes to the transaction and updates the definitive proxy statement which was previously mailed to you on or about April 25, 2007.

Q: What are NHHC’s reasons for amending the merger agreement?

A:    As described in the section entitled “Additional Information About the Merger – Update to Background of the Merger” beginning on page S-6 of this proxy supplement, on April 19, 2007, NHHC issued a press release announcing that we had received from Premier Home Health Care Services, Inc. (which we refer to as Premier) a proposal, subject to due diligence, offering to acquire NHHC by merger, paying each shareholder $12.00 per share in cash. On May 3, 2007, the special committee of our board of directors met and recommended unanimously to the board that such previously announced proposal constituted a “Superior Proposal” within the meaning of the merger agreement, and NHHC’s board unanimously accepted the recommendation of its special committee. Before we entered into a formal agreement with Premier, Acquisition Corp. and the Parent offered to increase the merger consideration to $12.50 per common share in cash from $11.50 per common share in cash and to delete the closing condition with respect to the EBITDA of NHHC, conditioned upon modification of certain other terms detailed in this proxy supplement, including a provision for the reimbursement of certain expenses incurred by Acquisition Corp. or the Parent. On May 9, 2007, the special committee of our board of directors met and recommended unanimously to the board that the amended and restated merger agreement was superior to the Premier offer, and therefore should be accepted. The board unanimously accepted the recommendation of its special committee. Please see the section entitled “Additional Information about the Merger – Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page S-7 of this proxy supplement and “Reasons for the Merger; Recommendation by the NHHC Board of Directors” beginning on page 27 of the definitive proxy statement, for discussions of the reasons our board of directors reached the decision to approve the amended and restated merger agreement.

Q:    What are the significant amendments to the merger agreement?

A:    The merger agreement was amended to, among other things, increase the merger consideration to $12.50 per share in cash from $11.50 per share in cash and to delete the closing condition with respect to the EBITDA of NHHC; to provide for an outside termination date of October 15, 2007; to add a provision for the reimbursement of expenses incurred by Acquisition Corp. or the Parent to a maximum of $1,500,000, which reimbursements are payable under the circumstances in which the break up fee is payable; to provide NHHC’s special committee and board of directors three (3) business days (which was previously ten (10)) to consider unsolicited other proposals; to provide that before negotiating with a third party NHHC receives a confidentiality agreement expressly prohibiting such person from making multiple proposals; and to add the condition that the special meeting of shareholders of NHHC be adjourned and held no later than May 29, 2007. The terms of the amendment are further described in the section entitled “Summary of the Amendment and Restatement of the Merger Agreement” beginning on page S-10 of this proxy supplement.

Q:    As a shareholder, what will I now receive as a result of the merger?

A:    For each outstanding common share of beneficial interest that you own immediately prior to the effective time of the merger, you will receive $12.50 in cash, without interest and less any applicable withholding taxes, which we refer to as the merger consideration.

Q:    How does the merger consideration compare to the market price of the common shares?

A:    The merger consideration of $12.50 per share represents an increase of $1.00 per share, or approximately 8.7%, over the $11.50 price per share previously provided by the merger agreement. It also represents a premium of 12.4% over the average closing price of our common shares for the 30 trading-day period prior to November 28, 2006, the date of the original merger agreement and 6.9% over the average closing price of our common shares for the 30 trading-day period prior to May 9, 2007, the date of the amended and restated merger agreement.

Q:    Does the board of directors still support the merger?

A:    Yes. Based on the unanimous recommendation of the special committee, the board of directors unanimously determined that the terms and provisions of the amended and restated merger agreement are fair to and in the best interests of NHHC’s unaffiliated shareholders, and that the merger is advisable. Our board of directors unanimously recommends that our common shareholders vote to approve the merger and the amended and restated merger agreement and to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger and the amended and restated merger agreement.

Q:    What is the status of the Premier proposal with regard to the acquisition of NHHC?

A:    On April 19, 2007, we issued a press release announcing that NHHC had received from Premier a proposal, subject to due diligence, offering to acquire NHHC by merger, paying each shareholder $12.00 per share in cash. On May 3, 2007, the special committee of our board of directors met and recommended unanimously to the board that such previously announced proposal constituted a “Superior Proposal” within the meaning of the merger agreement and NHHC’s board unanimously accepted the recommendation of its special committee. Before we entered into a formal agreement with Premier, Acquisition Corp. and the Parent offered to revise the merger agreement by, among other things, increasing the merger consideration to $12.50 per common share in cash from $11.50 per common share in cash. After discussing the merits of each proposal, our special committee unanimously recommended to the board of directors that the merger agreement, as revised, was superior to the Premier offer. After unanimously accepting the recommendation of its special committee, our board of directors signed the merger agreement. On May 10, 2007, we announced in a Form 8-K filed by us with the Securities and Exchange Commission, that we had entered into the amended and restated merger agreement. On May 13, 2007, we received a further proposal from Premier offering to acquire NHHC by merger, paying each shareholder $12.75 in cash, plus an additional amount up to approximately $.25 per share equal to the amount by which NHHC, after negotiations with Acquisition Corp. and the Parent or after a court proceeding, reduces its obligation to pay the break-up fee and/or reimburse expenses to Acquisition Corp. and the Parent pursuant to the amended and restated merger agreement, less any legal fees incurred by Premier in seeking court action to eliminate or reduce the payment of the break-up fee and/or the reimbursement of expenses to Acquisition Corp. or the Parent. On May 14, 2007, the special committee met and recommended to the full board that the new Premier proposal was reasonably likely to lead to a “Superior Proposal” within the meaning of the amended and restated merger agreement, and the full board then met, accepted the recommendation of the special committee, and directed counsel to enter into immediate negotiations with Premier. In a communication later that day, Premier was reminded of the requirement under the amended and restated merger agreement that it sign a confidentiality agreement containing a standstill provision before negotiations could begin and asked to provide immediately a copy of its revised financing commitment letter. Premier responded that it would not sign the new confidentiality agreement. On May 16, 2007, Premier delivered a revised commitment letter in support of its new proposal. On May 16, 2007, the special committee of NHHC’s board of directors met and, after receiving legal and financial advice, recommended unanimously to the board that the May 13, 2007 proposal delivered by Premier to NHHC did not constitute a “Superior Proposal” within the meaning of the amended and restated merger agreement because (1) the cash requirement in the Premier proposal raised substantial uncertainty as to whether the transaction could be consummated and (2) the financing commitment tendered by Premier included certain unspecified financial ratios and a material adverse effect condition which hinges on an expected ruling in certain litigation affecting the industry, over which NHHC has no control. The special committee further noted that the Angelo Gordon transaction contained none of the foregoing uncertainties, and further that because Premier had refused to sign the form of confidentiality agreement called for by the amended and restated merger agreement, the special committee and the board were required to make a judgment relating to Premier’s latest offer without the benefit of an opportunity to negotiate these points with Premier. After receiving legal and financial advice, NHHC’s board of directors unanimously accepted the recommendation of its special committee.

Q:    When would do you expect the merger to be completed?

A:    The special meeting of shareholders to vote on the merger agreement will, on May 17, 2007, be adjourned until Tuesday, May 29, 2007. Completion of the transaction is currently expected to occur no later than October 15, 2007, subject to, among other things, the approval of our common shareholders and the satisfaction (or waiver, where applicable) of the other closing conditions.

Q:    When and where is the special meeting?

A:    The time and location of the special meeting of our shareholders have not changed. The special meeting will be held at the offices of Troutman Sanders LLP, the Chrysler Building, 405 Lexington Avenue, New York, New York 10174 on Thursday, May 17, 2007 at 10:00 a.m., local time, to adjourn the meeting until Tuesday, May 29, 2007 at 10:00 a.m., local time.

Q:    Who can attend and vote at the special meeting?

A:    The record date for determining who is entitled to attend and vote at the special meeting has not changed. All of our shareholders of record as of the close of business on March 20, 2007, the record date for the special meeting, are entitled to receive notice of and attend the special meeting or any adjournments or postponements of the special meeting.

Q:    Do any of the directors or officers have interests in the merger that are different than mine?

A:    Yes. Certain NHHC officers and directors have interests in the proposed merger that are different from, or in addition to, your interests in NHHC as a shareholder generally; however, these interests have not changed from those set forth in the definitive proxy statement.

Q:    What happens if I already voted using the proxy you sent me earlier?

A:    First, carefully read and consider the information contained in this proxy supplement, including the appendix attached hereto, and the definitive proxy statement. If you have already delivered a properly executed proxy, you do not need to do anything else unless you wish to change your vote.

Q:    What if I have not voted yet?

A:    After carefully reading and considering the information contained in this proxy supplement, including the appendix attached hereto, and the definitive proxy statement, please complete, sign and date your proxy card and return it in the enclosed postage-paid return envelope or authorize your proxy by telephone or on the Internet as soon as possible, so that your shares may be voted at the special meeting. If you sign, date and return your proxy card or deliver your proxy via telephone or via the Internet without indicating how you want to vote, your proxy will be counted as a vote “FOR” the adoption of the merger agreement and “FOR” the approval of any adjournment of the special meeting. If, however, you do not return the proxy, vote in person at the special meeting or deliver your proxy via telephone or via the Internet, the effect will be the same as a vote against the merger agreement and will have no effect on any proposal to adjourn the special meeting.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy supplement and the definitive proxy statement (including information incorporated by reference) may contain certain forward-looking statements and information relating to NHHC that are based on the beliefs of management as well as assumptions made by and information currently available to NHHC. When used in this proxy supplement or in the definitive proxy statement, the words “anticipate,” “believe,” “estimate,” “project,” “expect,” “plan” and “intend” and similar expressions, as they relate to NHHC or its management, are intended to identify forward-looking statements. Such statements reflect the current view of NHHC with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of NHHC to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, to risks and uncertainties relating to market acceptance, pricing and demand for NHHC’s services; changing regulatory environment; changing economic conditions; whether NHHC can attract and retain qualified personnel; ability to manage NHHC’s growth; and various other factors, both referenced and not referenced in this proxy supplement or the definitive proxy statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, projected, expected, planned or intended and, in such event, NHHC may not achieve or satisfy all or any of the conditions of closing. No assurance can be given that Parent will close the transaction if all such closing conditions are not satisfied. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy supplement, or in the case of documents incorporated by reference, as of the date of those documents. NHHC does not intend, or assume any obligation, to update these forward-looking statements. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, NHHC will, where relevant and if required by applicable law and to the extent necessary, update such information through a subsequent supplement to the definitive proxy statement (as updated by this proxy supplement).

ADDITIONAL INFORMATION ABOUT THE MERGER

The Special Meeting

        The time and location of the special meeting of our shareholders have not changed; however, NHHC anticipates that on May 17, 2007 stockholders will approve adjournment of the date of the special meeting. After such adjournment, the special meeting will be held at the offices of Troutman Sanders LLP, the Chrysler Building, 405 Lexington Avenue, New York, New York 10174 on Tuesday, May 29, 2007 at 10:00 a.m., local time. The record date has not changed. Only shareholders who owned common shares of NHHC at the close of business on March 20, 2007, the record date for the special meeting, will be entitled to vote.

Update to Background of the Merger

        The section entitled “Background of the Merger – Subsequent Events,” beginning on page 25 of the definitive proxy statement, updates the background of the merger up to and including April 18, 2007. The discussion below supplements, and should be read in conjunction with, that description.

        In April 2007, NHHC received a letter from Castle Crow & Company, stating, among other things, that Castle Crow had been retained by a private equity investment firm interested in exploring the possibility of a take-private transaction. On May 1, 2007, the special committee of NHHC’s board of directors met and unanimously recommended to the board that the letter received from Castle Crow & Company did not provide NHHC with enough information to enable the committee to determine that it would reasonable be expected to lead to a “Superior Proposal” within the meaning of the merger agreement, and therefore had to be rejected. The board of directors unanimously accepted the recommendation of the special committee.

        On May 2, 2007, the special committee of NHHC’s board of directors met and recommended unanimously to the board that the April 18, 2007 draft agreement and plan of merger delivered by Premier to NHHC for, among other things, a merger with consideration of $12.00 per share in cash constituted a “Superior Proposal” within the meaning of the merger agreement. NHHC’s board of directors unanimously accepted the recommendation of its special committee. Under the terms of the merger agreement, Acquisition Corp. and the Parent had the right to match the terms of Premier’s proposal within four business days.

        Shortly thereafter, representatives of NHHC, Acquisition Corp. and the Parent embarked upon a process of negotiation and deliberation in an effort to agree upon the terms of a potential revised merger agreement that would contain terms superior to those of Premier’s April 18, 2007 proposal. On May 9, 2007, Acquisition Corp. and the Parent delivered a draft merger agreement to NHHC, which was the product of negotiations between representatives of the special committee of NHHC’s board of directors and affiliates of Angelo Gordon & Co.

        On May 9, 2007, the special committee of NHHC’s board of directors unanimously recommended to the board that the amended and restated merger agreement contained terms more favorable to NHHC and our shareholders than those of the Premier proposal, and that NHHC should therefore enter into the amended and restated merger agreement, subject to certain changes that might be agreed to by counsel for the special committee and counsel for NHHC. The board of directors unanimously accepted the recommendation of its special committee and reaffirmed its approval of the merger, the amended and restated merger agreement and the other transactions contemplated thereby and also affirmed its recommendation that our shareholders vote for the approval of the merger and the amended and restated merger agreement.

        On May 13, 2007, we received a further proposal from Premier offering to acquire NHHC by merger, paying each shareholder $12.75 in cash, plus an additional amount up to approximately $.25 per share equal to the amount by which NHHC, after negotiations with Acquisition Corp. and the Parent or after a court proceeding, reduces its obligation to pay the break-up fee and/or reimburse expenses to Acquisition Corp. and the Parent pursuant to the amended and restated merger agreement, less any legal fees incurred by Premier in seeking court action to eliminate or reduce the payment of the break-up fee and/or the reimbursement of expenses to Acquisition Corp. or the Parent. On May 14, 2007, the special committee met and recommended to the full board that the new Premier proposal was reasonably likely to lead to a “Superior Proposal” within the meaning of the amended and restated merger agreement, and the full board then met, accepted the recommendation of the special committee, and directed counsel to enter into immediate negotiations with Premier. In a communication later that day, Premier was reminded of the requirement under the amended and restated merger agreement that it sign a confidentiality agreement containing a standstill provision before negotiations could begin and asked to provide immediately a copy of its revised financing commitment letter. Premier responded that it would not sign the new confidentiality agreement. On May 16, 2007, Premier delivered a revised commitment letter in support of its new proposal. On May 16, 2007, the special committee of NHHC’s board of directors met and, after receiving legal and financial advice, recommended unanimously to the board that the May 13, 2007 proposal delivered by Premier to NHHC did not constitute a “Superior Proposal” within the meaning of the amended and restated merger agreement because (1) the cash requirement in the Premier proposal raised substantial uncertainty as to whether the transaction could be consummated and (2) the financing commitment tendered by Premier included certain unspecified financial ratios and a material adverse effect condition which hinges on an expected ruling in certain litigation affecting the industry, over which NHHC has no control. The special committee further noted that the Angelo Gordon transaction contained none of the foregoing uncertainties, and further that because Premier had refused to sign the form of confidentiality agreement called for by the amended and restated merger agreement, the special committee and the board were required to make a judgment relating to Premier’s latest offer without the benefit of an opportunity to negotiate these points with Premier. After receiving legal and financial advice, NHHC’s board of directors unanimously accepted the recommendation of its special committee.

        On May 16, 2007, NHHC received from certain shareholders a request for appraisal covering 395,389 shares or approximately 7% of the outstanding common stock of NHHC. Also, on May 16, 2007, at the request of representatives of the special committee, Acquisition Corp. and the Parent agreed that they would amend the amended and restated merger agreement to increase the closing condition relating to appraisal rights from 7 ½% to 15%.

Reasons for the Merger and Recommendation of Our Board of Directors

        The following information supplements information previously provided in the section entitled “Reasons for the Merger; Recommendation by the NHHC Board of Directors – Special Committee” beginning on page 27 of the definitive proxy statement.

        At a special meeting held on May 9, 2007, our special committee, acting with the advice and assistance of its own legal advisors, evaluated the revised merger proposal, including the terms and conditions of the amended and restated merger agreement. The special committee unanimously determined that the merger is advisable, and fair to, and in the best interests of NHHC and our unaffiliated shareholders and that the terms of such merger are superior to those of Premier’s latest proposal. The special committee therefore unanimously recommended to the board of directors that it is advisable, fair to, and in the best interests of NHHC shareholders to enter into the amended and restated merger agreement and the related merger.

        In reaching its decision to approve the merger, the amended and restated merger agreement and the other transactions contemplated thereby, our special committee considered a number of factors, including, without limitation, the factors mentioned in the section entitled “Background of the Merger” beginning on page 19 of the definitive proxy statement, and the following:

•	Price.

The special committee of our board of directors considered the value of the increased merger consideration of $12.50 per share, payable in cash (except for the 8% promissory note in the amount of $8,000,000 to be issued to Frederick H. Fialkow in exchange for 640,000 shares of NHHC stock), to be received by our shareholders, which represents an additional $1.00 per share, or approximately 8.7%, over the $11.50 price per share previously provided by the merger agreement. The increased merger consideration of $12.50 per share is also $0.50 per share higher than Premier’s proposal at a stated price of $12.00 per share.

•	Anticipated Timing and Certainty for Shareholders.

The special committee of our board of directors considered the anticipated timing of the merger agreement as compared to Premier’s proposal. In that regard, the special committee noted that affiliates of Angelo Gordon & Co., in addition to its funds and cash on hand, had already received a written commitment from GMAC/Residential Funding to help fund the merger, whereas Premier’s proposal included a commitment from CIT that was expressly conditioned upon the absence of material adverse change to Premier as well as to NHHC. The special committee of our board of directors considered that the requirement by Premier that NHHC’s cash position be $20,000,000 less certain exceptions at closing created additional risk that a condition to closing would not be satisfied and made it very unlikely that the board would be able to authorize payment of future quarterly dividends. The special committee also considered other factors regarding Premier’s proposal, including without limitation the following:

1.	Because Premier was a competitor of NHHC and its financial ability to consummate the transaction is dependent on substantial synergistic savings, NHHC understood that some key employees expected that they would not be employed by Premier and hence were planning on leaving NHHC’s employ. One such employee had already done so. NHHC’s board and special committee recognized that if they selected the Premier offer and the transaction with Premier was not consummated, the business of NHHC could be adversely affected by loss of its employees.

2.	Acceptance of the Premier offer would have resulted in the payment of a break-up fee of $2,300,000 to Acquisition Corp. and the Parent. Although Premier had offered a good faith deposit of $1,150,000, its utilization was restricted to a termination of the Premier merger agreement by Premier.

3.	Although Premier’s closing condition requires that not more than 15% of the outstanding shares seek appraisal proceedings and the merger agreement with Acquisition Corp. and Parent contains a 7.5% condition, the special committee and the board believed the higher per share price offered by Acquisition Corp. and the Parent made it likely that fewer shareholders would seek appraisal proceedings. Counsel for the plaintiffs in the Helaba litigation described on page 64 of the definitive proxy statement advised counsel for the special committee that plaintiffs would support the improved offer by the affiliates of Angelo Gordon & Co.

•	We Continue to Have a Termination Right in the Event of a Superior Proposal.

We continue to have the right, under the circumstances prescribed by the merger agreement, to consider and respond to any unsolicited written acquisition proposal, and if, after consultation with our financial advisors and legal counsel, our special committee determines in good faith that such acquisition proposal is a “Superior Proposal” under the terms of the merger agreement, and the affiliates of Angelo Gordon & Co. choose not to make improvements to the merger agreement with the result that the acquisition proposal continues to be a “Superior Proposal,” we have the right to terminate the merger agreement upon payment of (x) a break-up-fee of $2,300,000 and

(y) the reimbursement to Acquisition Corp. and the Parent of their expenses to a maximum of $1,500,000.

•	The Elimination of the Closing Condition with Respect to the EBITDA of NHHC.

The special committee of our board of directors considered the benefits of the elimination of the closing condition with respect to the EBITDA of NHHC as compared to the previous merger agreement, which conditioned the closing of the merger upon, among other things, an adjusted EBITDA of NHHC for the “EBITDA Period,” as such term is defined under the merger agreement, of at least $7,900,000. The Premier proposal contained a minimum EBITDA condition of $7,700,000.

•	Conditions to Obtain Higher Offering Price.

The special committee of our board of directors considered that in order to obtain affiliates of Angelo Gordon & Co.‘s agreement to a $1.00 per share increase in merger consideration and the elimination of the EBITDA condition to closing, we had to, in turn, agree to reimburse Acquisition Corp. or Parent to a maximum of $1,500,000, which reimbursements are payable under the circumstances in which the break up fee is payable; to reduce the time in which NHHC’s special committee and board of directors have to consider unsolicited other proposals to three (3) business days (which was previously ten (10)); to provide that before negotiating with a third party NHHC receives a confidentiality agreement expressly prohibiting such person from making multiple proposals; and to adjourn our special meeting of shareholders and hold it no later than May 29, 2007. After consultation with its own legal and financial advisors, the special committee concluded that these conditions, including the potential cost of reimbursement payments payable under the same circumstances as the break-up fee, should not preclude a revised proposal from Premier or a proposal from any other potential bidder.

Regulatory Requirements

        NHHC believes that the increased merger consideration will require a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The merger agreement requires such filing to be made by May 23, 2007.

Financing of the Merger

        Angelo Gordon has received a letter modifying certain provisions of the written commitment from GMAC/Residential Funding described on pages 49-51 of the definitive proxy statement. The principal modifications consist of (i) an increase in the senior term loan from $18,000,000 to $22,000,000; (ii) an increase in the maximum senior revolving loan from $17,000,000 to $18,000,000 with the total amount of loans anticipated to be drawn thereunder at the closing to be approximately $12,200,000; (iii) the termination of the commitment of GMAC/Residential Funding to provide financing if, among other things, the closing of the merger does not occur by October 15, 2007; and (iv) the elimination of the EBITDA condition to closing.

Market Price

        The information in the table on page 60 of the definitive proxy statement has not changed through May 11, 2007. On May 11, 2007, the closing price per share of common stock on the NASDAQ National Market was $12.10. On May 8, 2007, the closing price was $11.82 per share, and an aggregate of 1,937 shares of common stock were traded on such date.

Litigation Relating to the Merger

        The following information supplements information previously provided in the section entitled “Certain Litigation” beginning on page 64 of the definitive proxy statement.

        With respect to the Helaba Invest Kapitalanlagegesellschaft mbH class action complaint filed in the Delaware Court of Chancery on January 19, 2007, as amended by the plaintiff on March 23, 2007, the plaintiff’s motion for a preliminary injunction was heard on April 23, 2007 and denied by the court on said day. NHHC and its directors still believe that the suit is without merit and intend to vigorously defend it.

        Plaintiff’s counsel has advised NHHC’s counsel that Helaba supports the amended and restated merger agreement, but also asked that the new Premier proposal be found to be reasonably likely to lead to a superior proposal.

SUMMARY OF THE AMENDMENT AND RESTATEMENT

OF THE

AGREEMENT AND PLAN OF MERGER

        On November 28, 2006, NHHC, Acquisition Corp. and the Parent entered into an Agreement and Plan of Merger, dated November 28, 2006, which was later amended by Amendment No. 1 to the Agreement and Plan of Merger, dated April 2, 2007. Copies of Agreement and Plan of Merger, as amended by Amendment No. 1 are attached to the definitive proxy statement as Appendix A and Appendix M, respectively. On May 9, 2007, the parties entered into an Amended and Restated Agreement and Plan of Merger, which is attached to this proxy supplement as Appendix A.

        The following discussion summarizes the changes to the principal terms of the Agreement and Plan of Merger, as amended by Amendment No. 1 (which we collectively refer to as the previous merger agreement), as compared to the Amended and Restated Agreement and Plan of Merger (which we refer to as the amended and restated merger agreement). Each of the Agreement and Plan of Merger, Amendment No. 1 to the Agreement and Plan of Merger, and the Amended and Restated Agreement and Plan of Merger are herein incorporated by reference and the descriptions hereof are qualified in their entirety by reference to copies of such agreements.

Increase in Merger Consideration

        The amended and restated merger agreement increases the merger consideration payable per issued and outstanding common share to $12.50 per share in cash from $11.50 per share in cash.

Elimination of the EBITDA Closing Condition

        The amended and restated merger agreement eliminates the closing condition with respect to the EBITDA of NHHC as compared to the previous merger agreement, which conditioned the closing of the merger upon, among other things, an adjusted EBITDA of NHHC for the “EBITDA Period,” as such term is defined under the previous merger agreement, of at least $7,900,000.

Outside Termination Date of October 15, 2007

        The amended and restated merger agreement pushed back the outside termination date of September 1, 2007 to October 15, 2007, so that the amended and restated merger agreement and the transactions contemplated thereby may be terminated by any party before or after the approval of the amended and restated merger agreement if, among other things, the merger has not been consummated by October 15, 2007.

Reimbursement of Expenses

        Although the amended and restated merger agreement did not alter the break-up fee from that set forth in the previous merger agreement, the amended and restated merger agreement added a provision whereby NHHC shall reimburse for expenses incurred by the Acquisition Corp. or Parent to a maximum of $1,500,000, which reimbursement is payable only under the circumstances in which the break-up fee is payable.

Unsolicited Proposals

        The amended and restated merger agreement reduces the time in which NHHC’s special committee and board of directors have to consider and take a position with respect to unsolicited proposals without breaching the amended and restated merger agreement, from ten (10) business days to three (3) business days and provides that before negotiating with a third party NHHC receive a confidentiality agreement expressly prohibiting such third party from making multiple proposals.

Special Meeting of Shareholders

        The amended and restated merger agreement provides that the special meeting of shareholders of NHHC will be adjourned until a date no later than May 29, 2007.

WHERE YOU CAN FIND MORE INFORMATION

        NHHC files annual, quarterly and current reports, proxy statements, proxy supplements and other documents with the SEC under the Exchange Act. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov or on NHHC’s website at www.nhhc.net.

        You may also read and copy any document that we have filed with the SEC at the following location:

Public Reference Room 100 F Street, N.E., Room 1580 Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C., 20549, at prescribed rates.